Federal ID No.: 11-3431358

CERTIFICATE OF ORGANIZATION
OF

KEYSPAN NEW ENGLAND, LLC

         Pursuant to the Massachusetts Limited Liability Company Act (the “Act”),
the undersigned hereby forms a limited liability company with the following terms:

         1. Name. The name of the limited liability company is KeySpan New
England, LLC (the “LLC”).

         2. Office of the LLC. The address of the office of the LLC is One Beacon
Street, Boston, Massachusetts 02108.

         3. Business of LLC. The general character of the LLC’s business is to act as a holding company for its subsidiaries, which provide various energy-related and non-energy-related products and services. The business of the
LLC shall include participation in such activities as are related or incidental to the above and any other lawful business trade or purpose or activity permitted under the Act.

         4. Name and Address of Resident Agent. The resident agent of the LLC in the
Commonwealth of Massachusetts for service of process is Corporation Service
Company, 84 State Street, Boston, Massachusetts 02109.

         5. Name and Address of the Managers. The Managers of the LLC and their business addresses are as follows:

            Steven L. Zelkowitz                     One MetroTech Center
                                                    Brooklyn, New York  11201

            Richard A. Rapp, Jr.                    One MetroTech Center
                                                    Brooklyn, New York  11201

            Chester R. Messer                       One Beacon Street
                                                    Boston, Massachusetts  02108
         IN WITNESS WHEREOF, the undersigned hereby affirms under the penalties of perjury that the facts stated herein are true as of the _____ day of _________, 2002.

                                                  _____________________________
                                                  Name:
                                                  Title: